Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus and Registration Statement (Form S-4) of Medical Resources, Inc. for the registration of 5,643,673 shares of its common stock and to the incorporation by reference therein of our report dated February 29, 1996, with respect to the consolidated financial statements and schedule of Medical Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our report dated January 29, 1996, with respect to the financial statements of Nurse Care Plus, Inc. included in the Company's Current Report (Form 8-K/A) dated July 19, 1996, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG


Tampa, Florida
July 26, 1996